                                 SCHEDULE 14A
                                (RULE 14a-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Helmerich & Payne, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            HELMERICH & PAYNE, INC.
                             UTICA AT TWENTY-FIRST
                             TULSA, OKLAHOMA 74114

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc., will be held at The Philbrook Museum of Art, Patti Johnson Wilson Hall, 2727 South Rockford Road, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 1, 2000, for the following purposes:

          1. To elect three Directors comprising the class of Directors of the Corporation known as the "Third Class" for a three-year term expiring in 2003.

          2. To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

     In accordance with the By-Laws, the close of business on January 10, 2000, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

     The Corporation's Proxy Statement is submitted herewith. The annual report for the year ended September 30, 1999, has been mailed previously to all stockholders.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                                             By Order of the Board of Directors

                                                    /s/ STEVEN R. MACKEY
                                                      STEVEN R. MACKEY
                                                         Secretary
Tulsa, Oklahoma
January 27, 2000

                            HELMERICH & PAYNE, INC.
                             UTICA AT TWENTY-FIRST
                             TULSA, OKLAHOMA 74114
                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                              GENERAL INFORMATION

     The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc. (the "Corporation"), and will be voted at the Annual Meeting of Stockholders on March 1, 2000. This statement and the accompanying proxy are first being sent or given to stockholders on or about January 27, 2000.

     Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

     The cost of this solicitation will be paid by the Corporation. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The Corporation does not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

     At the close of business on January 10, 2000, there were 53,528,952 issued and outstanding shares of the common stock of the Corporation, the holders of which, except the Corporation which is the holder of 3,873,052 shares of treasury stock, are entitled to one vote per share on all matters. There is no other class of securities of the Corporation entitled to vote at the meeting. Only stockholders of record at the close of business on January 10, 2000, will be entitled to vote at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name and address of each stockholder of the Corporation who, to the knowledge of the Corporation, beneficially owns more than 5% of the Corporation's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 10, 2000.

                                              AMOUNT AND
                                              NATURE OF     PERCENT
  TITLE OF           NAME AND ADDRESS         BENEFICIAL      OF
   CLASS           OF BENEFICIAL OWNER       OWNERSHIP(1)    CLASS
  --------         -------------------       ------------   -------
Common Stock   State Farm Mutual Automobile
                 Insurance Company
                 One State Farm Plaza
                 Bloomington, Illinois
                 61710                         4,131,147    8.320%

---------------

(1) State Farm Mutual Automobile Insurance Company has sole voting and dispositive power with respect to 4,128,600 shares. State Farm Variable Product Trust has sole voting and dispositive power with respect to 2,547 shares. This information is based upon State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment dated February 12, 1999.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, the Corporation's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers (the Chief Executive Officer and other four most highly compensated executive officers collectively, the "named executive officers"), and all directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 10, 2000.

                                                                   AMOUNT AND
                                                                   NATURE OF     PERCENT
              DIRECTORS AND NAMED                                  BENEFICIAL       OF
              EXECUTIVE OFFICERS                 TITLE OF CLASS   OWNERSHIP(1)   Class(2)
              -------------------                --------------   ------------   --------
W. H. Helmerich, III                              Common Stock     2,193,910(3)   4.418%
Hans Helmerich                                    Common Stock       454,065(4)
George S. Dotson                                  Common Stock       262,019(5)
Steven R. Shaw                                    Common Stock       151,093(6)
Douglas E. Fears                                  Common Stock        81,854(7)
Steven R. Mackey                                  Common Stock        45,032(8)
L. F. Rooney, III                                 Common Stock        32,200(9)
John D. Zeglis                                    Common Stock         6,200
Glenn A. Cox                                      Common Stock         5,200(10)
George A. Schaefer                                Common Stock         5,200
William L. Armstrong                              Common Stock        10,200
Edward B. Rust, Jr.                               Common Stock         2,600
All Directors and Executive Officers as a Group   Common Stock     3,241,719(11)  6.556%

---------------

 (1) Unless otherwise indicated, all shares are owned directly by the named person, and he has sole voting and investment power with respect to such shares.

 (2) Percentage calculation not included if beneficial ownership is less than one percent of class.

 (3) Includes 200,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 20,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

 (4) Includes options to purchase 199,500 shares exercisable within 60 days; 8,498 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999; 22,245 shares owned by Mr. Hans Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 14,800 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 2,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 15,000 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, for which he shares voting and investment power.

 (5) Includes options to purchase 135,000 shares exercisable within 60 days; 3,186 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999; 11,801 shares in Mr. Dotson's IRA rollover account; 1,300 shares held in a trust for a family member for which Mr. Dotson, as a Co-trustee, shares voting and investment power; 900 shares owned by Mr. Dotson's wife, with respect to which he has disclaimed all beneficial ownership; and 10,625 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power.

 (6) Includes options to purchase 95,500 shares exercisable within 60 days; and 7,166 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999.

 (7) Includes options to purchase 60,000 shares exercisable within 60 days; 2,857 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999; and 800 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

 (8) Includes options to purchase 39,750 shares exercisable within 60 days; and 2,616 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999.

 (9) Includes 29,000 shares held by a corporation controlled by Mr. Rooney.

(10) Includes 2,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox's wife.

(11) Includes options to purchase 511,958 shares exercisable within 60 days; and 24,323 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of September 30, 1999.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation ("Board") is divided into three classes--First Class, Second Class, and Third Class--whose terms expire in different years. The terms of the Directors of the Third Class expire this year, and their successors are to be elected at this Annual Meeting. The terms of the Directors of the First Class and the Second Class do not expire until 2001 and 2002, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First, Second and Third Classes of Directors will be comprised of three Directors each.

     The Directors belonging to the First Class and the Second Class, which are not coming up for election at this meeting, and the Nominees for Directors of the Third Class, are as follows:

DIRECTORS OF THE FIRST CLASS

                                                                                                      YEAR
                                         EXPIRATION                                                  FIRST
                                         OF PRESENT               PRINCIPAL OCCUPATION               BECAME
NAME                               AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
----                               ---   ----------            -------------------------            --------

Hans Helmerich                     41       2001      President of the Corporation and Chief          1987
                                                        Executive Officer; holds similar positions
[H. HELMERICH PHOTO]                                    as Chairman or President and as Chief
                                                        Executive Officer of subsidiary companies.
                                                        Director of Atwood Oceanics, Inc.

George S. Dotson                   59       2001      Vice President of the Corporation and           1990
                                                        President and Chief Operating Officer of
[G. A. SCHAEFER PHOTO]                                  Helmerich & Payne International Drilling
                                                        Co.; holds similar positions as President
                                                        and Chief Operating Officer of Helmerich &
                                                        Payne International Drilling Co.
                                                        subsidiary companies. Director of Atwood
                                                        Oceanics, Inc. and Varco International,
                                                        Inc.

George A. Schaefer                 71       2001      Retired Chairman and Chief Executive Officer    1988
                                                        of Caterpillar Inc. (manufacturer of
[G. A. SCHAEFER PHOTO]                                  earth-moving, construction, and
                                                        materials-handling machinery and
                                                        equipment). Director of Aon Corporation
                                                        and Caterpillar Inc.

DIRECTORS OF THE SECOND CLASS

                                                                                                      YEAR
                                         EXPIRATION                                                  FIRST
                                         OF PRESENT               PRINCIPAL OCCUPATION               BECAME
       NAME                        AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
       ----                        ---   ----------            -------------------------            --------

John D. Zeglis                     52       2002      President of AT&T Corporation; Chairman and     1989
                                                        CEO, AT&T Wireless Group (telecommunica-
[J. D. ZEGLIS PHOTO]                                    tions services). Director of AT&T
                                                        Corporation; AT&T Canada Corporation;
                                                        Dynergy Corp.; and Sara Lee Corp.

William L.                         62       2002      Chairman of Transland Financial Services,       1992
Armstrong                                               Inc. (mortgage banking); Cherry Creek
                                                        Mortgage Company (mortgage banking); and
[W. L. ARMSTRONG PHOTO]                                 Frontier Real Estate, Inc. (residential
                                                        real estate brokerage). Director of
                                                        UNUMProvident Corporation; Storage
                                                        Technology Corp. and Oppenheimer Funds

L. F. Rooney, III                  46       2002      Chairman, Manhattan Construction Company        1996
                                                        (construction and construction management
[L. F. ROONEY-III PHOTO]                                services) and President of Rooney Brothers
                                                        Company (holding company with interests in
                                                        construction, electronics and building
                                                        components). Director of BOK Financial
                                                        Corp. and Bank of Oklahoma, N.A

NOMINEES FOR THE DIRECTORS OF THE THIRD CLASS

                                                                                                      YEAR
                                         EXPIRATION                                                  FIRST
                                         OF PRESENT               PRINCIPAL OCCUPATION               BECAME
       NAME                        AGE      TERM               AND CURRENT DIRECTORSHIPS            DIRECTOR
       ----                        ---   ----------            -------------------------            --------

W. H. Helmerich, III               77       2000      Chairman of the Board of the Corporation.       1949
                                                      Director of Atwood Oceanics, Inc.
[W. H. HELMERICH-III PHOTO]

Glenn A. Cox                       70       2000      Retired President and Chief Operating           1992
                                                        Officer of Phillips Petroleum Company
[G. A. COX PHOTO]                                       (large integrated oil company). Director
                                                        of The Williams Companies, Inc.

Edward B. Rust, Jr.                49       2000      Chairman of the Board and Chief Executive       1997
                                                        Officer of State Farm Mutual Automobile
[E. B. RUST PHOTO]                                      Insurance Company. Director of State Farm
                                                        VP Management Corp.

     With regard to the election of the Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Unless otherwise specified, the proxies on the enclosed form which are executed and returned will be voted for the nominees listed above as

"Nominees for Directors of the Third Class." The proxies executed and returned on the enclosed form can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting.

     The Corporation's transfer agent will tabulate all votes which are received prior to the date of the Annual Meeting. The Corporation has appointed two employee inspectors to receive the transfer agent's tabulation, to tabulate all other votes, and to certify the voting results.

     The principal occupation of each of the Directors and the Nominees for Directors of the Third Class is as set forth in the tables above and has been the same occupation for the past five years except with respect to Mr. John D. Zeglis, who was Senior Vice President - General Counsel and Government Affairs of AT&T prior to October, 1997; Mr. L. F. Rooney, III who was Chief Executive Officer of Manhattan Construction Company prior to October, 1995 and was President of Manhattan Construction Company prior to May, 1994; and Mr. Edward
B. Rust, Jr. who was President of State Farm Mutual Automobile Insurance Company prior to September, 1998. Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

ATTENDANCE

     There were four regularly scheduled meetings of the Board held during fiscal 1999. No Director attended fewer than 75% of the aggregate of the total number of the meetings of the Board of Directors and its committees held during fiscal 1999.

COMMITTEES

     Mr. Glenn A. Cox and Mr. L. F. Rooney, III are members of the Audit Committee. The functions of the Audit Committee include: (i) reviewing with management and the Corporation's independent accountants the scope of the various audits to be conducted during the coming year; (ii) reviewing with management and the independent accountants the results of such audits, including the auditor's comments on the Corporation's accounting policies and the adequacy of the internal controls; (iii) discussing with management and the independent accountants the Corporation's annual financial statements; (iv) reviewing fees paid to, and the scope of services provided by, the independent accountants; (v) reviewing the independence of the independent accountants; (vi) recommending to the Board of Directors the engagement or discharge of the independent accountants; and (vii) monitoring compliance with the Foreign Corrupt Practices Act. During the year ended September 30, 1999, the Audit Committee held two meetings.

     Mr. William L. Armstrong, Mr. George A. Schaefer, and Mr. John D. Zeglis are members of the Human Resources Committee. The functions of the Human Resources Committee are to review and make recommendations or decisions regarding: (i) the election and salaries of officers and key management employees; (ii) bonus awards, stock option plans and awards, and other fringe benefit plans; and (iii) management succession. During the year ended September 30, 1999, the Human Resources Committee held one meeting.

     The Corporation does not have a nominating committee. All nominations are presented to the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The information contained in the following Summary Compensation Table for fiscal years 1999, 1998, and 1997 is furnished with respect to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                   ---------------------------------
                                  ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                       -----------------------------------------   -----------------------   -------
                                                        (1)                        (2)
                                                       OTHER       RESTRICTED   SECURITIES                 (3)
                                                       ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
 NAME AND PRINCIPAL                                 COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
      POSITION         YEAR  SALARY($)   BONUS($)       ($)           ($)          (#)         ($)         ($)
 ------------------    ----  ---------   --------   ------------   ----------   ----------   -------   ------------
Hans Helmerich         1999   440,185    125,000        765           --          90,000       --         8,000
President and          1998   417,500    187,000        784           --          90,000       --         8,000
CEO                    1997   387,500    260,000        630           --          70,000       --         8,000

George S. Dotson       1999   385,257    110,000        537           --          60,000       --         8,000
Vice President         1998   367,019    160,000        548           --          60,000       --         8,000
and President of       1997   346,634    210,000        450           --          50,000       --         8,000
Drilling Subsidiary

Steven R. Shaw         1999   262,753     45,000        464           --          50,000       --         8,000
Vice President         1998   258,750     70,000        604           --          50,000       --         8,000
Production             1997   235,500    105,000        630           --          30,000       --         7,965

Douglas E. Fears       1999   218,011     37,000        646           --          30,000       --         9,400
Vice President         1998   216,250     73,000        639           --          30,000       --         8,000
Finance                1997   196,250     65,000        630           --          20,000       --         9,271

Steven R. Mackey       1999   190,744     30,000        702           --          25,000       --         8,000
Vice President,        1998   182,500     60,000        627           --          25,000       --         8,000
General Counsel        1997   173,250     65,000        630           --          20,000       --         8,497
and Secretary

---------------

(1) The amounts specified in this column represent payments of estimated tax liability with respect to Corporation-provided health and retirement benefits. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers.

(2) The references to "SARs" in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Corporation has never authorized any SARs.

(3) With respect to each of the named executive officers, the amounts specified in this column represent only the Corporation's matching contributions to its 401(k) Plan on behalf of each such executive officer.

STOCK OPTION GRANTS

     The following table provides information with respect to stock options granted during fiscal year 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   GRANT DATE
                                                             INDIVIDUAL GRANTS                        VALUE
                                             --------------------------------------------------   -------------
                                                          PERCENT OF
                                             NUMBER OF      TOTAL
                                             SECURITIES    OPTIONS
                                             UNDERLYING   GRANTED TO
                                              OPTIONS     EMPLOYEES    EXERCISE OR                 GRANT DATE
                                              GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE
                    NAME                       (#)(1)        YEAR       ($/SH)(2)       DATE          $(3)
                    ----                     ----------   ----------   -----------   ----------   -------------
Hans Helmerich..............................   90,000        .124        16.8125      12/2/08        423,900
George S. Dotson............................   60,000        .083        16.8125      12/2/08        282,600
Steven R. Shaw..............................   50,000        .069        16.8125      12/2/08        235,500
Douglas E. Fears............................   30,000        .041        16.8125      12/2/08        141,300
Steven R. Mackey............................   25,000        .034        16.8125      12/2/08        117,750

---------------

(1) These options were granted pursuant to the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2) The exercise price is the fair market value of the Corporation's stock on the grant date.

(3) The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value the options include the stock's expected annual volatility rate (39.47%), risk free rate of return (4.65%), dividend yield (1.67%), term (10 years), and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (18.23%).

     The ultimate values of these options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The Corporation does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Corporation's employee stock options. The actual value, if any, the optionee will realize will depend on the excess of the market value of the Corporation's stock over the exercise price on the date of exercise.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers of the Corporation concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                            NUMBER OF
                                                                            SECURITIES          VALUE OF
                                                                            UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED        IN-THE-MONEY
                                                                            OPTIONS AT         OPTIONS AT
                                                                            FY-END(#)         FY-END($)(1)
                                   SHARES ACQUIRED         VALUE         EXERCISABLE(2)/      EXERCISABLE/
              NAME                 ON EXERCISE($)       REALIZED($)      UNEXERCISABLE(3)    UNEXERCISABLE
              ----                 ---------------   -----------------   ----------------   ----------------
Hans Helmerich...................       6,600              89,100             113,500/           752,063/
                                                                              226,500          1,143,562
George S. Dotson.................       6,600              83,737              77,000/           501,375/
                                                                              153,000            762,375
Steven R. Shaw...................       6,600              83,737              52,500/           334,250/
                                                                              117,500            599,500
Douglas E. Fears.................      11,100             135,831              32,000/           196,969/
                                                                               73,500            381,188
Steven R. Mackey.................      20,600             196,802              14,250/               -0-/
                                                                               64,750            335,863

---------------

(1) Fair market value used for computations in this column was $25.9375 per share, which was the closing price of the Corporation's common stock on September 30, 1999.

(2) These totals contain out-of-the-money options of 50,500, 35,000, 24,500 15,500 and 14,250 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

(3) These totals contain out-of-the-money options of 109,500, 75,000, 55,500, 34,500 and 30,750 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

LONG-TERM INCENTIVE PLANS

     There were no long-term incentive plan awards to the named executive officers in the last fiscal year.

PENSION PLANS

     The pension plan benefit under the Corporation's retirement plan is calculated pursuant to the following formula:

                 Compensation X 1.5% = Annual Pension Benefit.

Pension benefits, which are accrued annually, are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. Therefore, the pension benefit is not determined primarily by final compensation and years of service.

     Based upon this formula, an assumed annual salary growth rate of 5.5%, and an age 62 retirement date, the estimated annual benefits payable to each named executive officer at retirement are:

                                                                          ANNUAL
                                                              CURRENT   RETIREMENT
                            NAME                                AGE     BENEFIT(1)
                            ----                              -------   ----------
Hans Helmerich..............................................    41       $458,196
George S. Dotson............................................    59       $145,508
Steven R. Shaw..............................................    49       $146,880
Douglas E. Fears............................................    50       $108,357
Steven R. Mackey............................................    49       $104,950

---------------

(1) The annual retirement benefit has not been reduced for statutory compensation and benefit limits, as amounts over these limits would be payable pursuant to the Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. The benefits listed above are computed as a straight single life annuity and are not subject to any reduction for Social Security or other offset amounts.

REPORT ON REPRICING OF OPTIONS

     There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, the members of the Corporation's Human Resources Committee (which functions as the Corporation's compensation committee) were Mr. William L. Armstrong, George A. Schaefer, and Mr. John D. Zeglis. No executive officer or director of the Corporation has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Helmerich & Payne, Inc. 1990 Stock Option Plan and the Helmerich & Payne, Inc. 1996 Stock Incentive Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a "change of control" of the Corporation, as defined in such plans.

     If a named executive officer dies prior to age 65 while employed by the Corporation or after having retired under the Corporation's pension plan, then pursuant to an agreement with each named executive officer the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in the employment of the Corporation until age 65 or has retired under the provisions of the Corporation's pension plan, then commencing on his 65th birthday such executive officer shall be paid $225 per month for 120 consecutive months.

                        HUMAN RESOURCES COMMITTEE REPORT

     Decisions with regard to the compensation of the Corporation's executive officers are generally made by the Human Resources Committee of the Board ("Committee"). Each member of the Committee is a non-employee director. Decisions about awards under the Corporation's stock-based compensation plans are made by the Committee and reported to the Board. All other decisions by the Committee relating to compensation of the Corporation's executive officers are reviewed and approved by the Board. Generally, the Committee meets in December following the end of a particular fiscal year to consider prospective calendar-year salary adjustments, as well as to consider bonus compensation for executive officers for the prior fiscal year.

  Executive Officer Compensation Policies

     The Corporation's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Corporation's performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. The Committee relies in large part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies including certain of those companies contained within the S&P Oil & Gas (Drilling & Equipment)-500 Index. Also, when the Committee contemplates the awarding of stock options or restricted stock to its executives, it considers the nature and amount of stock awards made by competitor companies to their executive officers. In order to implement these objectives, the Corporation has developed a straightforward compensation package consisting of salary, annual bonus, and periodic awards of stock options and/or restricted stock. Each element of the compensation package serves a particular purpose. Salary and bonus are primarily designed to reward current and past performance. Base salaries are conservatively set to recognize individual performance while attempting to approximate the median level of base salaries among the Corporation's competitors. Annual bonuses to executive officers are awarded based upon corporate and/or divisional performance criteria, competitive considerations, and the Committee's subjective determination of individual performance. Awards of stock options and restricted stock are primarily designed to tie a portion of each executive's compensation to long-term future performance of the Corporation. The Committee believes that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management's and stockholders' interests. The value of these awards will increase or decrease based upon the future price of the Corporation's stock.

     During fiscal 1999, the Committee, with the assistance of Towers Perrin (an independent compensation consulting firm), reviewed the Corporation's executive compensation policies. There were no material changes made in the Corporation's executive compensation policies as a result of such review.

     In determining executive compensation for fiscal 1999, the Committee considered the Corporation's overall historical performance and its future objectives, together with fiscal 1999 corporate performance. The Committee believes that this policy provides a certain degree of stability in executive compensation considering the cyclical nature of the Corporation's businesses. Within this framework, the Committee considered several disproportionately weighted corporate and divisional performance objectives in making its compensation decisions for fiscal 1999. The performance objectives applicable to the entire corporation and their weighting were: net income as a percentage of invested capital (70%) and earnings per share (30%). The divisional objectives and weighting for the contract drilling business were: divisional net income as a percentage of invested capital (70%); cash flow from operations (15%); and after-tax income (15%). The divisional objectives and weighting for the exploration and production business were: finding cost (50%); after-tax income (25%); and divisional net income as a percentage of invested capital (25%). The Committee determined that all of the divisional performance objectives for the contract drilling division were met. In addition, the Committee determined that the divisional performance objectives for the exploration and production business and the corporate performance objectives were partially met during fiscal 1999.

     Each of the executive officers was assigned a 1999 target bonus award expressed as a percentage of base salary. Each of the executive officers was also assigned a corporate and/or divisional performance weighting percentage based upon each officer's corporate and/or divisional responsibilities. Whether an executive officer earns all or a portion of his target bonus award depends upon satisfaction of corporate and/or divisional performance objectives, the corporate and/or divisional weighting assigned to an executive officer and the Committee's subjective determination of individual performance.

     During fiscal 1999, stock options were awarded to the executive officers and other key employees. In making these stock option awards, the Committee considered both individual performance and the amount of stock option awards made by competitors.

     Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income tax purposes. The current compensation levels of the Corporation's executive officers are well below the $1 million threshold. In the event that the Corporation's compensation levels approach the $1 million deduction cap, the Committee will further analyze Section 162(m) and take such action as it deems appropriate.

  Compensation Paid to the Chief Executive Officer

     Mr. Helmerich's compensation is determined in the same manner as described for the other executive officers. For fiscal 1999, Mr. Helmerich earned a $125,000 bonus and a 4.5% salary increase. Consistent with the Corporation's compensation policies, Mr. Helmerich's salary was increased in order to approximate the median level of base salaries of competitor CEOs. However, Mr. Helmerich's fiscal 1999 bonus was approximately 33% less than the bonus he received for fiscal 1998. The reduction in Mr. Helmerich's bonus was due to the fact that the corporate performance objectives were partially met in fiscal 1999 but were fully met in fiscal 1998.

     In addition, the Committee awarded Mr. Helmerich stock options to purchase 90,000 shares of stock. The Committee based this award on its subjective assessment of Mr. Helmerich's performance as CEO and the amount of stock options awarded to competitor CEOs.

                   SUBMITTED BY THE HUMAN RESOURCES COMMITTEE

     William L. Armstrong         George A. Schaefer         John D. Zeglis

PERFORMANCE GRAPH

     The following performance graph reflects the yearly percentage change in the Corporation's cumulative total stockholder return on common stock as compared with the cumulative total return of the S&P 500 Index and the S&P Oil & Gas (Drilling & Equipment)-500 Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis ending on September 30 of each year.

                    CUMULATIVE TOTAL RETURN ON COMMON STOCK
[PERF. GRAPH]

                                                   HELMERICH & PAYNE,             S&P 500 INDEX               S&P OIL & GAS
                                                          INC.                    -------------                (DRILLING &
                                                   ------------------                                        EQUIPMENT)-500
                                                                                                                  INDEX
                                                                                                             --------------
Base Period Sep94                                        100.00                      100.00                      100.00
Sep95                                                    101.79                      129.74                      119.89
Sep96                                                    160.29                      156.12                      160.81
Sep97                                                    296.79                      219.27                      295.80
Sep98                                                    157.57                      239.11                      174.03
Sep99                                                    192.58                      305.59                      231.97

DIRECTOR COMPENSATION

     Pursuant to the Non-Employee Directors' Stock Compensation Plan, each non-employee Director of the Corporation receives a minimum of 800 shares, subject to a maximum of 1,600 shares, of the Corporation's common stock as a retainer fee in lieu of a cash retainer payment. In addition, each non-employee Director receives a $2,500 attendance fee for each regularly scheduled meeting that he attends, plus expenses incurred in connection with attending meetings. Mr. W. H. Helmerich, III receives no compensation from the Corporation for serving as its Chairman of the Board, nor do the employee Directors receive compensation for serving on the Board of Directors.

     Members of the Corporation's Audit Committee and the Human Resources Committee receive a fee of $500 per meeting attended, plus expenses incurred in connection with attending meetings. It is anticipated that there will be four regularly scheduled meetings of the Board during fiscal 2000.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Mr. W. H. Helmerich, III, Chairman of the Board, retired from the Corporation in December of 1989. Pursuant to a consulting agreement with the Corporation, he receives $154,800 per year for a one-year term commencing January 1, 1990, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services (exclusive of services rendered by Mr. Helmerich as Chairman of the Board) to the Corporation. The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Corporation or Mr. W. H. Helmerich, III.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended September 30, 1999, all reports were filed on a timely basis with the Securities and Exchange Commission except that Mr. L. F. Rooney, III, a Director of the Corporation, filed on January 14, 1999, a Form 4 to reflect a purchase of 5,000 shares by a corporation controlled by Mr. Rooney. The Form 4 filing due date was January 10, 1999.

     In making these disclosures, the Corporation has relied solely upon the written representations of its Directors and executive officers, and copies of the reports they have filed with the Securities and Exchange Commission.

INDEPENDENT ACCOUNTANTS

     The independent public accounting firm selected by the Corporation for the current year which audited the accounts of the Corporation for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     The Corporation's annual meeting for 2001 will be held Wednesday, March 7, 2001. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2001 annual meeting must submit such proposal or proposals in writing to the Corporation at its executive office in Tulsa, Oklahoma,
Attention: Corporate Secretary, on or before September 30, 2000. For any other proposal that a stockholder wishes to have considered at the Corporation's 2001 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning December 15, 2000, and ending January 11, 2001. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion to vote on such matters at the meeting. In addition, proposals must also comply with the Corporation's Bylaws and the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

     As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

                                             By Order of the Board of Directors

                                                    /s/Steven R. Mackey

                                                      STEVEN R. MACKEY
                                                         Secretary

Dated: January 27, 2000

                                             -----------------------------------
                                             -----------------------------------

                                                  NOTICE OF ANNUAL MEETING

                                                       OF STOCKHOLDERS

                                                         TO BE HELD

                                                        MARCH 1, 2000

                                                             AND

                                                       PROXY STATEMENT

                                                [HELMERICH & PAYNE, INC. LOGO
                                                          OMITTED]

                                                   HELMERICH & PAYNE, INC.

                                             -----------------------------------
                                             -----------------------------------

                  --------------------------------------------

PROXY FOR ANNUAL MEETING                   THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
                                           DIRECTORS.
HELMERICH & PAYNE, INC.
---------------------------------------    The undersigned hereby appoints as his/her proxies, with
                                           powers of substitution and revocation, W. H. Helmerich, III,
                                           Hans Helmerich, and Steven R. Mackey, or each of them (the
                                           "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual
                                           Meeting of Stockholders of Helmerich & Payne, Inc., to be held at The Philbrook Museum Of Art, Patti Johnson Wilson Hall,
                                           2727 South Rockford Road, Tulsa, Oklahoma, on Wednesday, March
                                           1, 2000, at 12:00 noon, Tulsa time, and all adjournments
                                           thereof.

1. Nominees for Directors of the "Third Class" for a three-year term are W. H. Helmerich, III, Glenn A. Cox and Edward B. Rust, Jr. DIRECTORS RECOMMEND A VOTE FOR ITEM 1.

      [ ] FOR all listed nominees          [ ]WITHHOLD vote from           [ ]WITHHOLD vote only from
                                              all listed nominees
                                                                              --------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                            (Continued on Next Page)

                  --------------------------------------------

                  --------------------------------------------

                          (Continued from First Page)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS.

    PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                Dated: __________________, 2000.

                                                --------------------------------
                                                (Sign here exactly as name
                                                appears. When signing as
                                                attorney, executor,
                                                administrator, guardian, or
                                                corporate official, please give
                                                your full title as such.)

                  --------------------------------------------

                          APPENDIX TO ELECTRONIC FILING

               LIST OF IMAGE INFORMATION NOT FILED ELECTRONICALLY

Photographs of the Directors and Nominees for Directors have been omitted from Pages 5 through 7 of this Proxy Statement.

A graphic representation of the Performance Graph described on Page 16 of this Proxy Statement has been omitted.

Proxy for Annual Meeting is filed herewith as an appendix.